Third Amendment to the February 14, 2003 Development and License Agreement Between The Gillette Company and Palomar Medical Technologies, Inc. (the “Agreement”)

Whereas, pursuant to the Agreement, the parties are engaged in a collaboration for the development and commercialization of light-based, consumer products and systems for personal use for female hair management; and

Whereas, the parties desire to modify certain provisions of the Agreement.

Now, Therefore, in consideration of the foregoing premises, the mutual promises and covenants of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows effective this 31 day of October 2005:

1.     Article I, Paragraph 1.4 (d) of the Agreement is hereby replaced in its entirety by the following language:

(d)     Resolution of Disputes Arising Among the R&D Committee. Issues coming before the R&D Committee that require action, approval or resolution and for which the R&D Committee is unable to reach consensus as provided in Section 1.4(c) on a mutually acceptable action, approval or resolution, shall be resolved by the R&D Committee Chair, provided, however, that at the request of the Palomar R&D Committee Leader, made in writing and sent to the Gillette R&D Committee Leader within thirty (30) days of a final resolution of any dispute by the R&D Committee Chair, a meeting shall be held between the Chief Executive Officer of Palomar and the Vice President Technical Product Line Strategy, Global Technical & Manufacturing of The Gillette Company or such officer as shall be designated by Gillette, who shall attempt in good faith to negotiate a resolution (subject to Board of Directors or equivalent approval, where applicable). In the event of any such escalation of a dispute, Gillette shall retain the final right of decision, except that in case of any disputed matter, the resolution of which by Gillette would result in (i) a significant delay in the timetable for the development or Regulatory Approval of the First Female Product, or (ii) an increase in the costs relating to the development or Regulatory Approval of the First Female Product, such change shall require the mutual written consent of both parties unless, with respect to clause (ii) only (and not clause (i)), Gillette agrees to bear one hundred percent (100%) of such additional costs. This Section 1.4(d) shall not apply to the procedure established by the parties pursuant to Section 8.2(a).

2.     **

3.     **

**Omitted pursuant to request for confidential treatment by
Palomar Medical Technologies, Inc. and filed separately with the SEC.

4.     Article VI, Paragraph 6.1 (g) of the Agreement is hereby replaced in its entirety by the following language:

(g)     Annual Exclusivity Collaboration Payments. As further reimbursement to Palomar for its development and disclosure of Palomar Technology as described in Section 6.1(e)(i) and in partial consideration of the exclusivity granted by Palomar to Gillette pursuant to ARTICLE IV and ARTICLE V, Gillette shall pay Palomar the Annual Exclusivity Collaboration Payments (as defined below) set forth in this Section 6.1(g). Subject to ARTICLE X, within thirty (30) days after the first anniversary of the Second Development Completion Payment Date (such anniversary, the “Exclusivity Payment Date”), and thereafter within thirty (30) days after each anniversary of the Exclusivity Payment Date, Gillette shall pay to Palomar ten million dollars (US $10,000,000) (each, an “Annual Exclusivity Collaboration Payment”). For the twelve-month period commencing on the first anniversary of the Exclusivity Payment Date and any future such anniversary of the Exclusivity Payment Date, as the case may be, and ending twelve months thereafter (each twelve month period, an “Annual Exclusivity Collaboration Period”), the Annual Exclusivity Collaboration Payment paid during the first thirty (30) days of the corresponding Annual Exclusivity Collaboration Period shall be (A) fully creditable against any and all TTPs or royalties owed by Gillette to Palomar for Net Sales during the corresponding Annual Exclusivity Collaboration Period, and (B) payable only once irrespective of the number of Female Products that are developed or commercialized by the parties pursuant to this Agreement; provided, however, that in the event that Gillette elects pursuant to Section 10.2 to terminate the Exclusivity Period, from and after such termination date no Annual Exclusivity Collaboration Payments shall be payable by Gillette to Palomar. For avoidance of doubt, any credits, offsets or other reductions available under this Agreement for Gillette to credit against TTPs and royalties owed by Gillette to Palomar (taking into account Section 6.6(b)) shall not be used to reduce any Annual Exclusivity Collaboration Payments.

PALOMAR MEDICAL TECHNOLOGIES, INC.

/s/ Joseph P. Caruso
Name: Joseph P. Caruso
Title: CEO

THE GILLETTE COMPANY

/s/ Carol S. Fischman
Name: Carol S. Fischman
Title: Deputy General Counsel